EXHIBIT 4.4

THE SHARES REFERENCED HEREIN HAVE NOT BEEN REGISTERED WITH OR APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN.

September 15, 2003

Article I. SUBSCRIPTION AND INVESTMENT REPRESENTATION AGREEMENT

eResource Capital Group, Inc.
6836 Morrison Boulevard
Suite 200
Charlotte, North Carolina 28211

1. SUBSCRIPTION

      The undersigned (hereinafter referred to as “Subscriber”) hereby subscribes for and agrees to purchase         (   ) restricted shares of the $0.04 par value Common Stock (the “Shares”) of eResource Capital Group, Inc., a Delaware corporation (“Company”), and agrees to pay therefor the purchase price of One Dollar and Twelve Cents ($1.12) per share, or an aggregate purchase price of          Dollars ($       ), in cash or readily available funds. This Subscription is part of an offering of up to $1,200,000. There is no minimum amount and all funds will be immediately deposited into the treasury of Company. Upon receipt of the purchase price, acceptance of this Subscription and approval of the American Stock Exchange (“AMEX”), Company shall issue a stock certificate representing the Shares registered in Subscriber’s name and deliver same to Subscriber.

2. ACKNOWLEDGEMENTS, REPRESENTATIONS AND WARRANTIES

Subscriber hereby makes the following representations and warranties to Company and Subscriber understands that Company is materially relying upon such representations and warranties:

(a)	Investment Purposes. The Shares are being acquired for Subscriber’s own account, for investment, and not with the view to, or for, division or resale in connection with any distribution or public offering thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), or the securities or blue-sky laws of any state.

(b)	Restricted Stock. Subscriber understands that the Shares are being issued pursuant to an exemption from registration under the Securities Act and without registration under any state securities or blue-sky acts or laws. Subscriber understands that neither the Shares, nor any portion thereof, may, and agrees that neither the Shares, nor any portion thereof, will, be sold, transferred, pledged, or otherwise disposed of in the absence of an effective registration statement covering the Shares under the Securities Act and applicable state securities laws, or unless, in the opinion of counsel satisfactory to Company prepared at the expense of Subscriber or its proposed transferee, exemptions from such registration and state securities laws are available. Furthermore, Subscriber is aware of the restrictions which may be imposed by Company or the federal or state securities laws on the distribution of the securities, including, but not limited to, restrictive legends on the stock certificates, required holding periods, and stop transfer orders.

Subscriber understands that these substantial restrictions on transferability mean that Subscriber must bear the economic risk of this investment for an indefinite period of time. In the event Subscriber requests an opinion from counsel concerning the transferability of the Shares, or any portion thereof, Subscriber shall pay all costs, including, without limitation, reasonable attorneys’ fees, related to such opinion.

(c)	Restrictive Legend. Since Subscriber is not acquiring the Shares with any view to subsequent distribution, Subscriber understands that (i) stop transfer instructions will be given to Company’s transfer agent or the officer in charge of Company’s stock records and noted on the appropriate records of Company to the effect that neither the Shares, nor any portion thereof, may be transferred out of Subscriber’s name unless approval is first obtained from Company; and (ii) the stock certificates, which will be issued, shall bear the following or a substantially similar legend restricting the transfer:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, BUT HAVE BEEN ISSUED IN RELIANCE UPON EXEMPTIONS THEREFROM. NO TRANSFER OF THESE SECURITIES OR ANY INTEREST THEREIN MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND UNDER APPLICABLE STATE SECURITIES LAWS, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

(d)	Piggyback Registration Rights. If Company shall determine to register any of its securities under the Securities Act on any registration form prescribed by the Securities and Exchange Commission (the “SEC”) either for its own account or the account of a security holder or holders exercising their respective demand registration rights, other than a registration on Form S-4 or S-8, a registration relating solely to a Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, Company will:

(i)	promptly give to Subscriber written notice of the proposed registration, including notice deadlines; and

(ii)	use its commercially reasonable efforts to include in such registration (and any related filing or qualification under applicable blue sky laws) all the Shares granted under this Subscription (“Unregistered Securities”) which are specified in a written request or requests made by Subscriber and received by Company within seven (7) days after the written notice from Company described in clause (i) above is mailed or delivered by Company; provided, that in the event such registration is an underwritten offering on behalf of Company and the managing underwriter(s) advise Company that, in their opinion, the number of securities requested to be included in such registration exceeds the number which can be reasonably sold in such offering, or if certain marketing factors require limitation of the number of shares to be registered, then the number of Subscriber’s Shares which have been requested to be included in such registration may be reduced or excluded to the extent necessary. Subscriber’s written request may specify all or a part of Subscriber’s Unregistered Securities but no less than 25% of Subscriber’s Unregistered Securities.

Provided, however, Subscriber shall only be entitled to such piggyback registration rights on two (2) occasions and the piggyback registration rights granted herein shall terminate at such time all of Subscriber’s Shares have been sold pursuant to an effective registration statement under the Securities Act or when all of Subscriber’s Unregistered Securities may be sold without volume restrictions pursuant to Rule 144 as determined by counsel to Company pursuant to a written opinion letter to such effect, addressed and acceptable to Company’s transfer agent.

(e)	Access to Information. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information (the “Company’s SEC Filings”) with the SEC. Subscriber acknowledges and agrees that it has been provided with copies of or has access to such filings and has reviewed such filings as Subscriber has deemed necessary or desirable including Company’s Annual Report on Form 10-KSB for the period ended June 30, 2002, Company’s Quarterly Reports on Form 10-QSB for the periods ended September 30, 2002, December 31, 2002 and March 31, 2003, Company’s Proxy Statement on Form 14A filed May 17, 2002, Company’s Form S-3 Registration Statement filed on February 25, 2002, and Company’s Current Report on Form 8-K filed September 20, 2002. Subscriber and its representatives have been afforded full and free access to books, records, contracts, documents, and other information concerning Company and the contemplated transaction and further have been afforded an opportunity to ask such questions of the officers, employees, agents, accountants and representatives of Company concerning the business, operations, financial condition, assets, liabilities, prospects and other relevant matters as Subscriber and its representatives have deemed necessary or desirable, and Subscriber hereby confirms that it or its agents have been given all such information as has been requested in order to evaluate the merits and risks of the prospective investment contemplated hereby and that it does not desire any additional information. Without limiting the foregoing, Subscriber specifically acknowledges that Subscriber has had the opportunity to review Company’s SEC Filings. Subscriber acknowledges that certain of the information provided to Subscriber and information relating to Company is confidential and proprietary and is being provided to Subscriber solely for Subscriber’s confidential use with the express understanding that Subscriber will not disclose such information to any person or use such information other than for the purpose of evaluating Subscriber’s purchase of the Shares.

(f)	Risk Factors. Subscriber understands and acknowledges that an investment in the Shares is highly speculative and includes a high degree of risk, including, but not limited to, those risks specifically set forth in Company’s Quarterly Report or Form 10-QSB for the period ending March 31, 2003 and Company’s Form S-3 Registration Statement filed on February 25, 2002, each of which, by its signature below, Subscriber acknowledges it has reviewed. Subscriber specifically acknowledges that (i) the price of Company Common Stock has been volatile and future sales of Shares by Company could increase such volatility, (ii) the exercise of outstanding options and warrants could substantially dilute existing stockholders and could have a negative effect on Company’s stock price, (iii) the future sales of restricted securities could have a negative effect on Company’s stock price, (iv) Company’s Common Stock is presently listed and trading on AMEX. The Company believes that it meets the standards for continued listing but such a determination is subjective and no assurance can be given that AMEX will agree or that Company will be trading on AMEX at the time any Subscriber is able to sell the shares under applicable securities laws, (v) Company and its subsidiaries have been incurring operating losses and may not achieve or sustain profitability, (vi) Company may be unable to successfully execute its acquisition strategy, (vii) Company’s acquisition strategy has and will continue to dilute current stockholders’ ownership, (viii) Company depends on certain important employees, and the loss of any of those employees may harm its business, (ix) a large portion of debt matured in August, 2003 and Company did not have sufficient cash to repay such debt, accordingly, Company is currently negotiating with debt holders to extend or convert such indebtedness and may be unsuccessful in extending a substantial portion of the debt; alternatively, the conversion of debt by existing debt holders of Company and its subsidiaries could substantially dilute existing stockholders and have a negative effect on the stock price, (x) If Company is unable to raise funds through a private placement or obtain other financing, Company may not be able to continue its operations, (xi) Lifestyle Innovations, Inc. (“LFSI”) lacks an active market for its common stock and the price of LFSI Common Stock has been volatile, (xii) LFSI and its subsidiaries’ limited operating histories makes it difficult to evaluate future prospects and accordingly, future results are uncertain, (xiii) LFSI and its subsidiaries have been incurring operating losses and may not achieve or sustain profitability, (xiv) if LFSI is unable to raise funds through a private placement or obtain other financing, LFSI and its subsidiaries may not be able to continue its operations, (xv) if Company’s aviation travel services business does not produce revenue as forecasted, then Company will need to raise additional capital sooner than expected, and (xvi) aviation services contracts of Company’s aviation travel services business may result in losses.

(g)	Independent Action. Subscriber and its representatives have been solely responsible for Subscriber’s own “due diligence” investigation of this investment, for Subscriber’s own analysis of the merits and risks of this investment and for its own analysis of the fairness and desirability of the terms of the investment. In taking any action or performing any role relative to the arranging of the proposed investment, Subscriber has acted solely in its own interest and neither Subscriber nor any of Subscriber’s agents or employees has acted as an agent of Company.

(h)	Tax Effects. Subscriber acknowledges that Subscriber has relied solely upon Subscriber’s own tax advisors with respect to all tax matters related to this investment.

(i)	Subscriber. Subscriber represents and warrants that (i) Subscriber is an “accredited investor” (as noted in Appendix A hereto), (ii) Subscriber has such knowledge and experience in business and financial matters to enable Subscriber to utilize the information given to Subscriber in connection with this investment in order for Subscriber to evaluate the merits and risks of the investment and to make an informed investment decision, (iii) Subscriber has no need for liquidity in this investment, (iv) Subscriber is aware of and able to bear the risks of the investment for an indefinite period of time, (v) currently, and based on existing conditions, Subscriber is able to afford a complete loss of such investment, and (vi) this investment is not disproportionate to Subscriber’s net worth.

(j)	Shares; Reliance, etc. Subscriber acknowledges, represents and agrees and is aware that:

(1)	no federal or state agency has passed upon the Shares or made any finding or determination as to the fairness of an investment in the Shares;

(2)	there are significant risks of loss of investment incidental to the purchase of the Shares including, but not limited to, those risks specifically set forth in Company’s Quarterly Report on Form 10-QSB for the period ending March 31, 2003 on file with the SEC and Company’s Form S-3 Registration Statement filed with the SEC on February 25, 2002, and those risks set forth herein;

(3)	there are substantial restrictions on the transferability of the Shares and all portions thereof;

(4)	the representations, warranties, agreements, undertakings and acknowledgements made by Subscriber in this Subscription are made with the intent that they be relied upon by Company in determining the suitability of Subscriber as a purchaser of the Shares, and Subscriber undertakes to immediately notify Company of any change in any representation, warranty or other information relating to Subscriber set forth herein;

(5)	neither the financial performance of Company nor the value of the Shares has been represented, guaranteed or warranted to Subscriber by Company, its directors, officers, agents or employees or any other person either expressly or by implication; and

(6)	Subscriber has not received with respect to this investment any general or public solicitation or advertising.

(k)	Financial Position; Business Experience. Any information which Subscriber has heretofore furnished to Company with respect to its financial position and business experience is correct and complete as of the date of this Subscription and if there should be any material change in such information prior to the issuance of any portion of the Shares to Subscriber, Subscriber will immediately furnish such revised or corrected information to Company.

3. SUBSCRIPTION NOT REVOCABLE

Subscriber hereby acknowledges and agrees that Subscriber is not entitled to cancel, terminate or revoke this Subscription or any agreements of Subscriber hereunder and that this Subscription shall survive the dissolution, death or disability of Subscriber.

4. INDEMNIFICATION OF THE COMPANY

Subscriber understands the meaning of legal consequences of the representations and warranties contained herein and hereby agrees to indemnify Company, its directors, officers, agents and employees from and against any and all loss, claim, damage or liability due to or arising out of a breach of any representation or warranty of Subscriber contained in this Subscription.

5. ARBITRATION

(a)	Arbitration of Disputes. Any dispute, claim or controversy arising out of or relating to this Subscription, or the breach, termination or invalidity hereof (referred to herein as a “Dispute”), shall be finally settled exclusively by arbitration, which shall be administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules. The interpretation and enforcement of this Section 5 shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1 et seq. All arbitrations shall take place in Charlotte, North Carolina.

(b)	Procedure. As soon as a demand for arbitration shall be made, the parties to the Dispute shall promptly seek in good faith to agree on the selection of a single arbitrator. If a single arbitrator is selected by agreement and agrees to serve, the remaining provisions of this Section 5 shall apply to the proceeding, except that references herein to the “Arbitration Panel” shall mean the single arbitrator. If no single arbitrator has been selected and agreed to serve as provided above within fifteen (15) business days after the demand for arbitration is received by the respondent(s), the parties will select a panel of three (3) arbitrators (the “Arbitration Panel”), one selected by Company, one selected by Subscriber, and one selected by mutual agreement of the arbitrators selected, respectively, by Company and Subscriber.

(c)	Powers of the Arbitration Panel. The Arbitration Panel shall be empowered to render full and complete resolution of the Dispute, but shall not be empowered to award punitive or consequential damages. Each party shall bear the costs of its respective attorneys and will share on an equal basis the costs of the Arbitration Panel. The Arbitration Panel shall also have the authority and discretion to order, as it sees fit, the payment of the attorneys’ fees of the parties to the Dispute and any and all expenses of the arbitration, including payment of the arbitrators’ compensation. In the event the Arbitration Panel finds that any party to the Dispute has abused or failed to comply with the applicable arbitration or discovery provisions in this

Subscription or in the Commercial Arbitration Rules, the Arbitration Panel shall be empowered to render any sanction that would otherwise be available under the Federal Rules of Civil Procedure.

(d)	Consolidation of Arbitrations. If an arbitration is pending hereunder and a subsequent arbitration of a Dispute is commenced under this Subscription that arises out of or relates to the same facts or transactions as the Dispute in the pending arbitration, the Arbitration Panel in the pending arbitration shall, at the request of any party to that arbitration, consolidate the subsequently filed arbitration with the pending arbitration unless such consolidation will result in substantial additional costs or delay or substantial prejudice to a party. If the Arbitration Panel fails to make such an order of consolidation, then the parties may apply to a court of competent jurisdiction for such an order. The Arbitration Panel in the pending arbitration shall hear and finally decide any such consolidated arbitration under the procedures provided in this Section 5.

6. MISCELLANEOUS PROVISIONS

(a)	Governing Law; Forum Selection Clause. This Subscription shall be governed by and construed in accordance with the laws of the State of Delaware. Further, the parties agree that any Disputes arising hereunder shall be governed by the arbitration provisions set forth in Section 5 hereof and any litigation relating thereto shall take place in the federal or state courts in Charlotte, North Carolina.

(b)	Severability. Any term or provision of this Subscription which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms or provisions hereof. Any such invalidity or unenforceability in any such jurisdiction shall not invalidate or render unenforceable such term or provision in any other jurisdiction.

(c)	Entire Agreement. This Subscription constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and neither this Subscription nor any provisions hereof shall be waived, changed, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

(d)	Binding Nature. Except as otherwise provided herein, this Subscription shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, executors, administrators, legal representatives and permitted assigns.

(e)	Limitation on Transfer. Subscriber agrees not to transfer or assign this Subscription, or any of Subscriber’s interest or rights herein, and further agrees that the transfer or assignment of the Shares, or any portion thereof, shall be made only in accordance with this Subscription and all applicable laws, rules and regulations.

(f)	Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the person or entity may require.

(g)	Survival. The representations and warranties contained on this Subscription shall survive the closing of the transaction contemplated hereby.

(h)	Counterparts. This Subscription may be executed in any number of counterparts (whether by facsimile or otherwise), each of which shall be deemed an original, but all of which together shall constitute but one and the same agreement.

[Signatures on next page]

      IN WITNESS WHEREOF, Subscriber has executed this Subscription and Investment Representation Agreement as of the day and year first above written.

INDIVIDUAL INVESTOR:	CORPORATE (or other entity) INVESTOR:

X	Name of Entity:

Print Name:	By:

Social Security Number:	Print Name:
Title:

EIN:

Residence Address (if an individual):	Business Address (if not an individual):

Telephone:	Telephone:

Facsimile:	Facsimile:

The provisions of the foregoing Subscription and Investment Representation Agreement are accepted and consented to by Company this    day of September, 2003.

eRESOURCE CAPITAL GROUP, INC

By:

Name: Michael D. Pruitt Title: President

Section 1.01 APPENDIX A

The following summarizes the applicable provisions for determining whether an offeree is an “accredited investor” for purposes of federal securities laws. Each offeree should check the line to the left of each provision which applies to the offeree. After completing Appendix A, please sign and date the form where noted on page A-2.

For purposes of federal law, “accredited investors” are defined as any person who comes within any one of the following categories, or whom the issuer reasonably believes comes within any one of the following categories, at the time of the sale of the securities to that person:

(1)	Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of purchase exceeds $1,000,000;
(2)	Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;
(3)	Any bank as defined in Section 3(a)(2) of the Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; any insurance company as defined in Section 15 of the Securities and Exchange Act of 1934; any insurance company as defined in Section 2(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;
(4)	Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;
(5)	Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;
(6)	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of the issuer;
(7)	Any trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii); or
(8)	Any entity in which all of the equity owners are accredited investors.

Subscriber represents and warrants that it is an “accredited investor” under federal law by virtue of satisfying the category or categories checked above.

September    , 2003

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